Exhibit 5.1
June 30, 2010
American HomePatient, Inc.
5200 Maryland Way, Suite 400
Brentwood, Tennessee 37027
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of Post-Effective Amendment No. 1 to registration statements on Form S-8, File Nos. 333-154878, 333-125015, 333-125013, 333-117758, 333-56317 and 333-56313 (the “Registration Statements”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of shares of Common Stock, $0.01 par value per share (the “Shares”), of American HomePatient, Inc., a Nevada corporation (the “Company”), that may be issued pursuant to the Company’s American HomePatient, Inc. 1995 Nonqualified Stock Option Plan for Directors or American HomePatient, Inc. 1991 Nonqualified Stock Option Plan (the “Plans”).
     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records of the Company and of its predecessor-in-interest, American HomePatient, Inc., a Delaware corporation, and such other instruments as we have deemed necessary or appropriate as a basis for the opinion expressed below, including Post-Effective Amendment No. 1 to the Registration Statements, the Registration Statements, the Articles of Incorporation of the Company and the Bylaws of the Company. For purposes of the opinion expressed below, we have assumed that (i) at the time of any issuance or sale of the Shares, a sufficient number of shares of common stock will be authorized and available for issuance and (ii) the issuance of the Shares has been and will be duly authorized by all necessary corporate action on the part of the Company.
     We have also assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefore, if any, in accordance with the terms of the Plans and any applicable option or award or similar agreement, will be validly issued, fully paid and nonassessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to Post-Effective Amendment No. 1 to the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Harwell Howard Hyne Gabbert & Manner, P.C.